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FOR IMMEDIATE RELEASE

Contact:
Harvey Aman, President and Chief Operation Officer Super 8 Motel Developers, Inc. (605) 229-8899

SUPER 8 MOTEL DEVELOPERS, INC. EXTENDS
OFFER TO PURCHASE WORLD SERVICES, INC. COMMON STOCK
TO JANUARY 14, 2002

December 12, 2001

    Aberdeen, South Dakota. On October 3, 2001, Super 8 Motel Developers, Inc., commenced a tender offer to purchase all outstanding shares of common stock of World Services, Inc., at a price of $0.85 per share, net to the seller in cash, without interest thereon on the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2001, and in the related Letter of Transmittal. The offer, which was scheduled to expire on December 11, 2001, has been extended a second time until January 14, 2002. Tendered shares may be withdrawn at any time until January 14, 2002, or any extended expiration date. All other terms and conditions of the Offer to Purchase remain in effect.

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SUPER 8 MOTEL DEVELOPERS, INC. EXTENDS OFFER TO PURCHASE WORLD SERVICES, INC. COMMON STOCK TO JANUARY 14, 2002